Exhibit 99.1

	FOR IMMEDIATE RELEASE			Page 1 of 2

CONTACT:	Gary Moore	gmoore@brsparachutes.com	Voice:	651-457-7491
	Larry E. Williams	LWilliams@BRSparachutes.com	FAX:	651-457-8651

Ballistic Recovery Systems to restate FY 2007 Second and
Third Quarter Financial Statements;

Also delays announcement of FY 2007 financial results

South Saint Paul, MN — January 15, 2008 — Ballistic Recovery Systems, Inc. (BRSI or BRSI.OB), a manufacturer of whole-airplane emergency parachute systems, announced today the Company will restate previously issued financial statements for the second and third quarters of 2007 and that it will be delayed in filing its Form 10-KSB for FY 2007 currently due January 15, 2008.   In connection with the restatement, the Company filed a Form 8-K indicating that such previously issued financial statements could not be relied upon.   The Company currently anticipates that the Form 10-KSB for FY 2007 and the restated financials for FY 2007 second and third quarters will be filed by February 15, 2008.

On January 11, 2008, the Company’s Audit Committee concluded that the Company’s financial statements for the interim periods contained in second and third quarter 2007 should no longer be relied upon because of errors in such financial statements relating to the valuation of inventories and accounting methods utilized for its Mexican subsidiary. As a result of these errors, the Company will restate the financial statements described above to correct its accounting of the valuation of inventories and accounting methods used for its Mexican subsidiary and related issues.

The Company historically fully absorbed the operational costs for its Mexico manufacturing facility into inventory as cost of goods sold. Upon review, and in connection with the Company’s Form 10-KSB for the fiscal year ended September 30, 2007, it was determined that these costs were not directly accounted to the production and processing of goods sold, and therefore should not have been included as cost of goods sold. The restatements related to cost of goods sold will change amounts presented in the Company’s statements of operations for the periods set forth above.

The Company anticipates that the restatements related to cost of goods sold would increase cost of goods sold and reduce gross profit which will result in a net loss for the periods presented.  The restatement would not affect reported net sales for the periods presented.

Ballistic Recovery Systems, Inc.	www.brsparachutes.com	Voice:	651-457-7491
300 Airport Rd		FAX:	651-457-8651
South Saint Paul MN 55075-3551
USA

The Company is presently unable to estimate the exact amounts of the various restatements or whether the restatements discussed above will be the only restatements of the Company’s previously issued financial statements.   While the Company is not currently aware of other accounting errors requiring adjustment to any prior financial period financial statements, there can not be assurances that the Company or its independent registered public accounting firm will not find additional accounting errors requiring further adjustments in those or earlier periods.

The need for adjustments to the Company’s accounting practices and restatements of interim period results have been discussed with the Audit Committee of the Company’s Board of Directors and the Company is reviewing and discussing these adjustments and restatement issues with its current independent registered public accounting firm.

About Ballistic Recovery Systems

Based in South Saint Paul, Minnesota, BRS designs, manufactures, and distributes whole-airplane emergency parachute systems for general aviation and recreational aircraft.  Since 1981, BRS has delivered more than 27,000 parachute systems to aircraft owners worldwide, including over 3,500 systems on FAA-certificated aircraft such as the Cirrus Design aircraft manufactured in Duluth, Minnesota.  To date, BRS parachute recovery systems have been credited with saving the lives of 207 pilots and passengers.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are often, but not always, made through the use of words such as “anticipates,” “expects,” “plans,” “believes,” “intends,” and other similar words or phrases.  These statements are only predictions, and are based on current information and expectations.  Such statements involve a number of risks and uncertainties, including filing the Company’s financial statements as restated or otherwise by February 15, 2008 , additional restatements and accounting adjustments for the same or additional periods.  All forward-looking statements are qualified in their entirety by this cautionary statement, and BRS undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

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